Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Declares Annual Cash Dividend;

Extends Expiration of Share Repurchase Program

PORTLAND, Ore.—November 4, 2008—The Board of Directors of StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) on November 3, 2008 declared an annual cash dividend of $0.75 per share, payable December 5, 2008, to shareholders of record on November 14, 2008. The annual cash dividend of $0.75 per share represents a 4% increase over last year’s dividend of $0.72 per share.

StanCorp also announced that its Board of Directors has extended the expiration date of the Company’s share repurchase program to December 31, 2009. As of September 30, 2008, the Company had 0.9 million shares remaining under its repurchase program.

“The capital position of StanCorp continues to be strong,” said Eric E. Parsons, chairman and chief executive officer. “We are pleased to add to our return to shareholders through this annual dividend, enhancing shareholder value while maintaining a capital structure that supports our financial strength. The extension of the share repurchase program also allows us the flexibility to continue our efforts to opportunistically use share repurchases to further enhance shareholder value.”

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard—Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Equities, StanCorp Real Estate, and StanCorp Trust Company—is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.4 million customers nationwide as of September 30, 2008, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its website at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2007 annual report on Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

General Media and Public Affairs

Bob Speltz

(971) 321-3162

E-mail: bspeltz@standard.com